Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into on this 10th day of June, 2009 by and among Iconic Brands, Inc. (formerly, Paw Spa, Inc.), a Nevada corporation (the “Parent”), Paw Spa Acquisition, Inc., a wholly owned subsidiary of Parent and a Nevada Corporation (the “Merger Sub”), Harbrew Imports Ltd, Corp., a Florida corporation (“Harbrew Florida”), and Harbrew Imports, Ltd, a wholly owned subsidiary of Harbrew Florida and a New York corporation (“Harbrew New York”).

WITNESSETH

WHEREAS, the Parent is a corporation formed under the laws of the State of Nevada pursuant to the Articles of Incorporation filed with the Nevada Secretary of State on October 21, 2005 (the “Articles of Incorporation”).

WHEREAS, the Merger Sub is a Nevada Corporation formed under the laws of the State of Nevada on May 8, 2009, as a wholly-owned subsidiary of the Parent.

WHEREAS, Harbrew Florida was formed under the laws of the State of Florida pursuant to the Articles of Incorporation filed with the Florida Secretary of State on January 4, 2007.

WHEREAS, Harbrew New York was formed under the laws of the State of New York on September 8, 1999 and is a wholly owned subsidiary of Harbrew Florida.

WHEREAS, the Board of Directors of the Parent has determined that a merger of Merger Sub with and into Harbrew New York (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of its shareholders, and its Board of Directors has approved such Merger.

WHEREAS, the Board of Directors of the Merger Sub and the majority shareholders of the Merger Sub have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of its shareholders, and its Board of Directors has approved such Merger.

WHEREAS. the Board of Directors of Harbrew New York as well as the requisite shareholders of Harbrew New York have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of the shareholders of Harbrew New York, and its Board of Directors has approved the Merger.

WHEREAS, in accordance with Section 78.288 of the Nevada Revised Statutes, the Board of Directors of Harbrew Florida has authorized to distribute its right to receive the Capital Stock of the Parent as set forth in Section 2.04(a) hereof to its existing shareholders (the “Harbrew Florida Shareholders”) on a pro-rata basis, as set forth on Exhibit [__] with the number of the Capital Stock of the Parent to be received adjacent such Harbrew Florida Shareholder’s name.

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be a tax free exchange.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

I. DEFINITIONS

When used in this Agreement (and any Exhibits and Schedules in which terms are not otherwise defined), the following terms shall have the following meanings:

Section 1.01 Capital Stock: “Capital Stock” shall mean the outstanding shares of common stock, $0.00001 par value, of the Parent.

Section 1.02 Certificate of Merger: “Certificate of Merger” shall mean a Certificate of Merger in substantially the form attached to this Agreement as Exhibit [___] and to be filed with the State of New York, or an Articles of Merger in substantially the form attached to this Agreement as Exhibit [__]and to be filed with the State of Nevada.

Section 1.03 Closing: “Closing” and “Closing Date” shall mean the closing of the transactions contemplated by this Agreement.

Section 1.04 Effective Time: “Effective Time” shall mean the later date of which the Certificate of Merger is properly filed with the Secretaries of State of New York and Nevada as required under the applicable provisions of the law of such jurisdictions, or such later date as may be agreed by the parties and set forth in the Certificate of Merger.

Section 1.05 Liens: “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

Section 1.06 Material Adverse Change: “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with Harbrew New York or the Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Parent to the consummation of the Merger).

Section 1.07 Person: “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

Section 1.08 Subsidiary: A “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 1.09 Surviving Company: “Surviving Company” shall have the meaning set forth in Section 2.01.

Section 1.10 Tax Return: “Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

II. THE MERGER

Section 2.01 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Revised Statutes and New York Business Corporation Law, Merger Sub shall be merged with and into Harbrew New York at the Effective Time as defined in Section 2.02 hereof.  At the Effective Time, the separate corporate existence of the Merger Sub shall cease and Harbrew New York shall continue as the surviving company (the “Surviving Company”) under the laws of the State of New York, and shall succeed as the wholly-owned subsidiary of Iconic Brands, Inc. and assume all the rights and obligations of Merger Sub.

Section 2.02 Effective Time.  The Merger shall become effective on the date and at the time the Certificate of Merger is filed with the Secretary of State of New York in accordance with Section 904-a of the New York Business Corporation Law and the Articles of Merger is filed with the Secretary of State of Nevada pursuant to section 92A.200 of the Nevada Revised Statutes (collectively, the “Certificates of Merger”). The Merger shall become effective at the later of such date as the Certificates of Merger are filed with the Secretaries of State of Nevada and New York, or at such other time as is permissible in accordance with the Nevada and New York statutes and as the Parent and  Harbrew New York shall agree. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

Section 2.03 Closing.  The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”).  The Parent shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.  The Closing shall occur at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, New Jersey 07726, unless another date, time or place is agreed to in writing by the parties hereto.

Section 2.04 Procedure for Closing. At or prior to Closing, the following will occur:

(a) each Harbrew Florida share (because Harbrew Florida owns 100% of the Harbrew New York shares) that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of the common stock, par value $0.00001 per share, of the Parent (the “Capital Stock”), so that at the Effective Time, the Parent shall be the holder of all of the issued and outstanding shares of Harbrew New York. Immediately upon the conversion, in accordance with Section 78.288 of the Nevada Revised Statutes, Harbrew Florida shall distribute its right to receive the Capital Stock of the Parent to its shareholders, on a pro rata equity ownership basis, with the amount of the Capital Stock to be received by each such Harbrew Florida Shareholder as set forth on Exhibit [__] hereto.

(b) The Harbrew Florida, as the sole shareholder of Harbrew New York shall surrender the certificates evidencing one hundred percent (100%) of the Harbrew New York shares which shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Harbrew New York shares shall cease to have any rights with respect thereto, except the common shares of the Surviving Corporation to be issued in consideration therefore upon surrender of such certificate representing the Harbrew New York shares.

(c) Promptly after the Effective Time and upon surrender of a certificate or certificates representing the Harbrew New York shares that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such stockholder has lost their certificate or certificates or that such have been destroyed, the Parent shall issue to each Harbrew Florida Shareholder a certificate or certificates registered in the name of such shareholder representing the number of shares of Capital Stock that such stockholder shall be entitled to receive as set forth in Section 2.04 (a) hereof.  Until the certificate, certificates or affidavit is or are surrendered as contemplated by this Section 2.04 (c) hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding Harbrew New York shares shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Capital Stock specified in Exhibit [__] hereof for the holder thereof.

(d) The Parent will issue and deliver twenty seven million one hundred fifty one thousand nine hundred eighty four shares (27,151,984) of its Capital Stock to the Merger Sub representing shares issued in exchange for one hundred percent (100%) ownership of Harbrew New York. The Merger Sub will then issue and deliver the twenty seven million one hundred fifty one thousand nine hundred eighty four shares (27,151,984) of the Parent's Capital Stock, as set forth hereof in accordance with this agreement in exchange for all issued and outstanding shares of Harbrew New York.

Section 2.05 Directors

(a)  Surviving Company. At the Effective Time, the current sole director of the Merger Sub, Edd Cockerill, shall resign and pursuant to Section 78.335 of the Nevada Revised Statutes, the vacancy on the board will be duly replaced with Richard J. DeCicco until the earlier of his resignation or removal or his respective successors are duly elected and qualified, as the case may be.

(b) Parent. At the Effective Time, the current director of the Parent, Edd Cockerill, shall resign and pursuant to Section 78.335 of the Nevada Revised Statutes, the vacancy on the board will be duly replaced with Richard J. DeCicco until the earlier of his resignation or removal or his respective successors are duly elected and qualified, as the case may be.

Section 2.06 Officers

(a) Surviving Company.  At the Effective Time, Edd Cockerill shall resign from all officer positions held at the Merger Sub, and Richard DeCicco shall be appointed the Chief Executive Officer and William Blacker shall be appointed the Chief Financial Officer of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Parent. At the Effective Time, Edd Cockerill shall resign from all officer positions he held at the Parent, and Richard DeCicco shall be appointed the Chief Executive Officer and William Blacker shall be appointed the Chief Financial Officer of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07 Effects of the Merger. From and after the Effective Time, the Surviving Company shall possess all the rights, assets, powers, privileges, and franchises and be subject to all the obligations, liabilities, restrictions, and disabilities of Harbrew New York and the Merger Sub, all as provided under the applicable provisions of Nevada and New York statutes.

Section 2.08 Articles of Incorporation and Bylaws of the Surviving Company. The Articles of Incorporation of Harbrew New York as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Harbrew New York immediately in effect at the Effective Time shall be the Bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

III. EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any share of capital stock of Harbrew New York or Merger Sub:

(a) Exchange. At the Closing, each Harbrew Florida (because Harbrew Florida is the 100% parent of Harbrew New York) share issued and outstanding immediately prior to the Effective Time of the Merger shall be converted so that one (1) share of the Parent’s Capital Stock is issued for each one (1) share of Harbrew Florida (the “Merger Consideration”).  Said differently, all the 24,593 shares of Harbrew Florida capital stock will be converted into 24,593 shares of the Parent’s Capital Stock. Immediately upon the conversion, Harbrew Florida shall distribute the right to receive the Merger Consideration to its existing shareholders on a pro-rata equity ownership basis, with the amount of the Capital Stock to be received by each such Harbrew Florida Shareholder, as set forth on Schedule 3.01(a).

(b) Management Shares. In connection with this merger and the terms of this Agreement, the Parent shall issue nineteen million five hundred nine thousand one hundred twelve shares (19,509,112) to the management and employees of Harbrew New York as set forth on Schedule 3.01(b).

(c) Capstone Settlement.  In connection with this merger and the terms of this Agreement, Capstone Capital Group I, LLC, a creditor of Harbrew New York, agreed to settle its amount outstanding in the amount of $2,833,205 in such terms as set forth on Schedule 3.01(c).

(d) DeVito Consulting.  In connection with this merger and the terms of this Agreement, as set forth on Schedule 3.01(d), Danny DeVito and certain other consultants shall accept two million eighty six thousand nine hundred seventy three shares of Parent Common Stock in exchange for his consulting services promoting his Danny Devito Premium Limoncello which Harbrew New York has a right to pursuant to a license agreement.

(e) Convertible Noteholders.  As set forth on Schedule 3.01(e), Harbrew New York had issued certain 7% Convertible Promissory Notes.  In connection with this merger and the terms of this Agreement, the Parent, Harbrew New York and certain convertible noteholders have agreed to convert certain convertible notes into common stock of the Parent at a conversion rate of $0.50.  As further set forth on Schedule 3.01(e), the Parent will issue four million four hundred six thousand three hundred seven shares (4,406,307) in satisfaction of outstanding notes in the amount of two million two hundred three thousand one hundred forty seven dollars ($2,203,147).

(f) The present Officers and Directors of Parent will cooperate and sign an undertaking to assist the Surviving Company in all respects disclosing the transactions set forth herein and other information required by the Securities Act of 1933, as amended (the “Securities Act”).

Section 3.02 Exchange of Certificates

(a) As of the Effective Time, all Harbrew Florida shares shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of the certificate representing any shares of Harbrew Florida shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest. After the Effective Time, there shall be no further transfer on the records of Harbrew Florida of certificates representing the Harbrew New York shares and there shall be no further transfer on the records of the Merger Sub of certificates representing the capital stock of the Merger Sub.  If any certificate for such Parent’s Capital Stock is to be issued in a name other than that in which the certificate for Merger Sub or Harbrew New York shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such Parent’s Capital Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the  Parent or its transfer agent that all taxes have been paid.

(b) One hundred percent (100%) of the certificate(s) representing the Harbrew New York shares shall be delivered to the Parent to be issued in the name of the Parent.

(c) No Further Ownership Rights; Transfer Books. The Merger Consideration issued upon the surrender of the Harbrew Florida shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Harbrew Florida theretofore represented by such certificates. If, after the Effective Time, certificates representing Harbrew Florida shares are presented to the Parent or Harbrew New York, the presented certificates shall be cancelled and exchanged for shares of the Parent.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Harbrew New York.  As an inducement for Parent and Merger Sub to enter into this Agreement, Harbrew New York makes the following representations and warrants to Parent and Merger Sub:

(a)  Organization, Standing and Corporate Power.  Harbrew New York is a corporation duly incorporated, validly existing and in good standing under the applicable laws of the State of New York and has the requisite organizational power and authority to carry on its business as now being conducted.  Harbrew New York is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had or caused and would not reasonably be expected to have a have or cause a Material Adverse Effect.

(b) Subsidiaries.   As of the date hereof, Harbrew New York has no subsidiaries.

(c) Capital Structure.  All the issued and outstanding shares of Harbrew New York are held by Harbrew Florida.  Harbrew Florida has twenty four thousand five hundred ninety three shares (24,593) outstanding.  Except for as disclosed on Schedule 4.01(c), Harbrew New York has no other securities of any nature issued, reserved for issuance or outstanding.  All outstanding Harbrew New York shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Harbrew New York having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholder of Harbrew New York may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Harbrew New York is a party or by which it is bound obligating Harbrew New York to issue, deliver or sell, or cause to be issued, delivered or sold, additional Harbrew New York shares or other equity or voting securities of  Harbrew New York or obligating Harbrew New York to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Harbrew New York to repurchase, redeem or otherwise acquire or make any payment in respect of any shares or securities of Harbrew New York.  There are no agreements or arrangements pursuant to which Harbrew New York is or could be required to register Harbrew New York shares or other securities under the Securities Act of 1933 or other agreements or arrangements with or among any holders of Harbrew New York shares or with respect to any securities of Harbrew New York.

(d) Authority; Non-contravention.  Harbrew New York has the requisite power and authority to enter into this Agreement and to consummate the Merger.  The execution and delivery of this Agreement by Harbrew New York and the consummation by Harbrew New York of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Harbrew New York.  This Agreement has been duly executed and delivered by Harbrew New York and constitutes a valid and binding obligation of Harbrew New York, enforceable against Harbrew New York in accordance with its terms.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any material lien upon any of the properties or assets of Harbrew New York, except, with respect to this Agreement, for the filing of the Certificate of Merger with the Secretary of State of Nevada and the Articles of Merger with the Secretary of State of New York.

(e) Absence of Certain Changes or Events.  Since March 31, 2009, Harbrew New York has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted under the terms of this Agreement without prior consent of the Parent; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Harbrew New York to consummate the transactions contemplated by this Agreement.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of Harbrew New York, threatened against or affecting Harbrew New York or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect  or prevent, hinder or materially delay the ability of Harbrew New York to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Harbrew New York having, or which, insofar as reasonably could be foreseen by Harbrew New York, in the future could have a Material Adverse Effect.

(ii) The conduct of the business of Harbrew New York complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto except for such violation thereof would not have a Material Adverse Effect.

(g) Environmental Matters.  Harbrew New York is in compliance with all applicable Environmental Laws except for such violation thereof would not have a Material Adverse Effect. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(h) Material Contract Defaults.  Harbrew New York is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Agreement, a “Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which Harbrew New York is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring Harbrew New York to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Harbrew New York in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Harbrew New York or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(i) Properties.  Harbrew New York has good, clear and marketable titles to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Harbrew New York or acquired after the date thereof which are, individually or in the aggregate, material to the business of Harbrew New York (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(j) Trademarks and Related Contracts. To the knowledge of Harbrew New York:

(i) Except as disclosed in this Agreement, Harbrew New York (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(ii) To the best knowledge of Harbrew New York, Harbrew New York owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “intellectual property”) required for or incident to the development, operation and sale of all products and services sold by Harbrew New York, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of Harbrew New York or its employees or agents, could have developed intellectual property similar or identical to that of Harbrew New York.  Except as disclosed in the Agreement, Harbrew New York is not aware of any such development of substantially identical trade secrets or technical information by others.

(k)  Tax Returns and Tax Payments. Harbrew New York has timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns.  No material claim for unpaid taxes have been made or become a lien against the property of Harbrew New York or is being asserted against Harbrew New York, no audit of any tax return of Harbrew New York is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Harbrew New York and is currently in effect.

Section 4.02 Representations and Warranties of the Parent and Merger Sub.  As an inducement for Harbrew New York to enter into this Agreement, the Parent and Merger Sub make the following representations and warrants to Harbrew New York:

(a) Organization, Standing and Corporate Power. The Parent and Merger Sub are duly incorporated, validly existing and in good standing under the laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted.  The Parent and Merger Sub are duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent.

(b) Subsidiaries. As of the date hereof, Merger Sub is the only subsidiary of the Parent. All the outstanding shares of capital stock of Merger Sub have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by Parent, free and clear of all liens.  Except for the capital stock of Merger Sub, which are corporations, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure.  The authorized capital stock of the Parent consists of 200,000,000 shares of capital stock, of which 100,000,000 shares are common stock at par value $0.00001 per share and 100,000,000 shares are preferred stock at par value $0.00001 per share. As of the close of business on the date immediately preceding the date of this Agreement, there were 85,757,000 shares of common stock issued and outstanding and no shares of preferred stock have been issued and outstanding.  At Closing, immediately after the issuance of the Merger Consideration to Harbrew Florida, the Parent will have 42,908,984 shares of the Capital Stock outstanding of which 27,151,984 shares will have been issued to Harbrew Florida and other issuances in connection with this Agreement.

Immediately upon the issuance, the Merger Consideration will be distributed to the Harbrew Florida Shareholders on a pro-rata equity ownership basis as set for in Exhibit [__] hereto.  In addition, the Parent will have filed certain designations of preferred stock and issued shares of preferred stock as disclosed on Schedule 4.02(c).

Except as set forth herein, no shares of capital stock or other equity securities of the Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) of the Parent. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which any of them is bound obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating the Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other Securities of Parent or any of its subsidiaries.

(d) Authority; Non-Contravention. The Parent and Merger Sub have all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement has been (or at the Closing will have been) duly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the Articles of Incorporation or bylaws of the Parent or the comparable charter or organizational documents of any other subsidiary of the Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Parent, or any subsidiary of the Parent or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Parent or any subsidiary of the Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Parent or any subsidiary of Parent in connection with the execution and delivery of this Agreement by the Parent or the consummation by the Parent, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretary of State of Nevada and  the Certificate of Merger with the Secretary of State of New York, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "blue sky" laws of various states.

(e) SEC Documents; Undisclosed Liabilities. The Parent has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) and the Parent has delivered or made available to Harbrew New York all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC documents, and none of the Parent SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Harbrew New York prior to the date of this Agreement), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent's independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of the Parent included in the Parent SEC Documents, neither the Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent.

(f) Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents, since the date of the most recent financial statements included in the Parent SEC Documents, the Parent and Merger Sub have conducted their business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Parent; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.01 without the prior consent of Harbrew New York; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of the Parent and Merger Sub, threatened against or affecting Parent or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Parent or prevent, hinder or materially delay the ability of the Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent having, or which, insofar as reasonably could be foreseen by the Parent, in the future could have, any such effect.

(ii) The Parent and Merger Sub are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to the Parent.

(iii) The conduct of the business of Parent and Merger Sub complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(h) Benefit Plans. The Parent and Merger Sub are not parties to any Benefit Plan under which the Parent or Merger Sub currently has an obligation to provide benefits to any current or former employee, officer or director of Parent or Merger Sub.

(i)  Certain Employee Payments. The Parent and Merger Sub are not parties to any employment agreement which could result in the payment to any current, former or future director or employee of the Parent or Merger Sub of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(j)  Tax Returns and Tax Payments.  The Parent and Merger Sub have timely filed all tax returns required to be filed by them, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of the Parent or Merger Sub or is being asserted against the Parent or Merger Sub, no audit of any tax return of the Parent or Merger Sub is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by Parent or Merger Sub and is currently in effect.

(k)  Environmental Matters.  The Parent is in compliance with all applicable Environmental Laws.

(l)  Material Contract Defaults.  The Parent and Merger Sub are not, or have not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which the Parent is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring the Parent to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(m)  Properties.  The Parent and Merger Sub have good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or Merger Sub or acquired after the date thereof which are, individually or in the aggregate, material to Parent's or Merger Sub's businesses (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(n) Trademarks and Related Contracts.

(i) Merger Sub has no Intellectual Property.

(ii) Except as disclosed in this Agreement, the Parent (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise

(iii) To the knowledge of the Parent, the Parent owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “intellectual property”) required for or incident to the development, operation and sale of all products and services sold by Parent, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of the Parent or its employees or agents, could have developed intellectual property similar or identical to that of the Parent.  Except as disclosed in the Agreement, Parent is not aware of any such development of substantially identical trade secrets or technical information by others.

V. COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

Section 5.01 Conduct of the Parent and Merger Sub.  From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, the Parent and Merger Sub shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) (i) directly or indirectly redeem, purchase or otherwise acquire to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) issue or agree to issue any additional shares of, or options, warrants rights of any kind to acquire any shares of Capital Stock; (iii) amend its certificate of incorporation or bylaws, or split, combine or reclassify the outstanding Capital Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock.

(d) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

(e) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to Parent and Merger Sub or their respective business or assets; or

(f) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

VI. CONDITIONS PRECEDENT TO THE OBLIGATION OF HARBREW NEW YORK TO CLOSE

The obligation of Harbrew New York to complete the Closing is subject, at the option of Harbrew New York, to the fulfillment on or prior to the Closing Date of the following Conditions, any one or more of which may be waived by Harbrew New York and Shareholders in writing:

Section 6.01 Representations and Covenants. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent and Merger Sub shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Parent and Merger Sub on or prior to the Closing Date.

Section 6.02 Governmental Permits and Approvals in Corporate Resolutions.  Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The Board of Directors of Parent shall have approved the transactions contemplated by this Agreement, and Parent and Merger Sub shall have delivered to Harbrew New York, if requested, resolutions by their respective Board of Directors certified by the Secretary of Parent or Merger Sub authorizing the transactions contemplated by this Agreement.

Section 6.03 Satisfactory Business Review.  Harbrew New York and its representatives shall have completed the review of the business of Parent and Merger Sub contemplated by this Agreement, that none of the information revealed thereby or in the Financial Statements has resulted in, or in the opinion of them may result in, an adverse change in the assets, properties, business, operations or condition (financial or otherwise) of Parent or Merger Sub.

Section 6.04 No Material Adverse Change.  Between the date of this Agreement and the Closing Date: (a) there shall have been no material adverse change to Parent or Merger Sub or their respective business, financial position, or results of operation excluding events which affect companies business generally;

(b) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the services, products or business of Parent or Merger Sub; and (c) none of the properties or assets of Parent or Merger Sub or its subsidiaries shall be damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damage may, in the opinion of Harbrew New York have a material adverse affect on Parent.

Section 6.05 Litigation.  No action, suit, or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the opinion of the Merger Sub, Parent and their Shareholders, a material adverse affect on the assets, properties, business, operations, or condition (financial or otherwise) of Parent or Merger Sub.

Section 6.06 Parent will obtain Majority Shareholder approval for the Merger prior to Closing.

Section 6.07 Review of Financial Statements. Harbrew New York designated representatives shall complete a satisfactory review of Financial Statements of Parent and Merger Sub immediately prior to Closing in accordance with the provisions herein.

Section 6.08 Financial Condition. Parent shall have no assets and no liabilities, contingent or otherwise, at the time of Closing.

Section 6.09  Merger Sub shall have conducted no operations, had no activity and have not issued or undertaken any obligation to issue any securities of any nature other than in connection with the Merger as set forth herein.

Section 6.10 Other Documents.  Parent and Merger Sub shall have delivered such other documents, instruments, and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may reasonably be requested in furtherance of the provisions of this Agreement.

Section 6.11 Agreement.  The officers of Parent and Merger Sub shall have delivered to Harbrew New York duly executed copies of this Agreement and the Certificate of Merger as required by applicable law.

Section 6.12  No Outstanding Options.  Immediately before the Closing, there shall be no options, warrants, or other securities or agreements outstanding for the purchase of any Capital Stock or other interest in Parent.

Section 6.14  Other Legal Requirements.  All statutory and other legal requirements for the valid consummation of the Merger shall have been fulfilled.  No law or regulation shall have passed or been enacted that would prevent the consummation of the transactions contemplated by this Agreement.

Section 6.15  Financial Condition.  Merger Sub shall have no assets and no liabilities at the time of Closing.

VII.  DOCUMENTS TO BE FURNISHED TO HARBREW NEW YORK BY THE PARENT AND MERGER SUB

Section 7.01 Delivery by Parent and Merger Sub.

(a) Certified copies of resolutions of the Parent and Merger Sub approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable the Parent and Merger Sub to comply with the terms of this Agreement.

(b) The Corporate Book of the Parent and Merger Sub.

(c) A list of the authorized and outstanding securities of the Parent and Merger Sub certified by their transfer agents.

(d) A list of the officers and directors of the Parent and Merger Sub.

(e) Copies of the Articles of Incorporation and bylaws currently in effect of the Parent and Merger Sub.

(f) Copies of all contracts, agreements or commitments in which the Parent or Merger Sub is a party.

(g) A list of all fringe benefit plans and programs applying to employees of the Parent and Merger Sub including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each.

(h) A list of all employees of the Parent and Merger Sub.

(i) A list of all letters, patents, patent applications, inventions upon which patent application have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations, both domestic and foreign presently owned by the Parent and Merger Sub together with the corporate owner.

(j) Copies of all financing or loan agreements, mortgages or similar agreements to which the Parent and Merger Sub are a party.

(k) Copies of all powers of attorney granted by the Parent or Merger Sub.

(l) A list of each insurance policy owned by the Parent, with the name of the insurance carrier, the policy number, a brief description of the coverage, the annual premium, the corporate owner and any claims pending.

(m) A certificate from the Chief Executive Officer of the Parent and Merger Sub, to the effect that all representations and warranties of the Parent and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to Harbrew New York on said date.

(n) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

(o) Corporate minutes and/or resolutions reflecting the Resignations and Appoints set forth in Sections 2.05 and 2.06.

VIII. ADDITIONAL AGREEMENTS

Section 8.01 Access to Information; Confidentiality.

(a) Harbrew New York shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to the Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, Harbrew New York shall, and shall cause its officers, employees and representatives to, furnish promptly to Parent all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of Harbrew New York set forth herein and compliance by Harbrew New York of its obligations hereunder, during the period prior to the Effective Time of the Merger, Parent shall provide Harbrew New York and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable Harbrew New York to confirm the accuracy of the representations and warranties of Parent set forth herein and compliance by Parent of their obligations hereunder, and, during such period, Parent shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to Harbrew New York upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in strict confidence.

(b) No investigation pursuant to this Section 8.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

Section 8.02 Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. The Parent, and Harbrew  New York will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of Harbrew New York to the Surviving Company  in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. The Parent and Harbrew New York shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

Section 8.03  Public Announcements.  The Parent, on the one hand, and Harbrew New York, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof except as may be required by applicable law or court process.

Section 8.04 Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.05  No Solicitation.  Except as previously agreed to in writing by the other party, neither Harbrew New York nor the Parent shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Company or Parent, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to Harbrew New York of the transactions contemplated hereby. Company or Parent will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

IX. TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(a) by mutual written consent of the Parent, Merger Sub and Harbrew New York;

(b) by either the Parent and Merger Sub, on the one hand, or Harbrew New York on the other hand, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by either the Parent and Merger Sub, on the one hand, or Harbrew New York on the other hand, if the Merger shall not have been consummated on or before May [__], 2009 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

(d) by the Parent and Merger Sub, if a material adverse change shall have occurred relative to the Harbrew New York;

(e) by the Parent and Merger Sub, if Harbrew New York willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(f) by Harbrew New York, if Parent or Merger Sub willfully fails to perform in any material respect any of their respective obligations under this Agreement; and

(g) by Harbrew New York if the due diligence investigation by Harbrew New York of the parent is not satisfactory to Harbrew New York.

Section 9.02  Effect of Termination.  In the event of termination of this Agreement by either Harbrew New York or Parent, and Merger Sub as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Harbrew New York, other than the provisions of Section 8.01.  Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.03  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.04  Extension; Waiver.  Subject to Section 8.02 at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.05 Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver of this Agreement pursuant to Section 9.04 shall, in order to be effective, require in the case of the Parent, Merger Sub or Harbrew New York, action by the corporation's Board of Directors and in the event of Harbrew New York action by a majority of its shareholders.

Section 9.06 Return of Documents.  In the event of termination of this Agreement for any reason, the Parent and Harbrew New York will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Parent and Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

X. INDEMNIFICATION AND RELATED MATTERS

Section 10.01  Survival of Representations and Warranties.  The representations and warranties of the parties made in Section 4.01 and 4.02 of this Agreement shall not survive beyond the one year anniversary of the Effective Time.

Section 10.02 Indemnification.

(a)  Irrespective of any due diligence investigation conducted by Harbrew New York with regard the transactions contemplated hereby, the Parent shall indemnify and hold Harbrew New York and each of its officers and directors (the “Harbrew New York Representatives”) harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by Harbrew New York or any of Harbrew New York representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Parent as set forth herein.

(b) Harbrew New York shall indemnify and hold the the Parent and each of its officers and directors (the “Parent Representatives”) harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Parent or any of the Parent Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Harbrew New York  as set forth herein.

Section 10.03  Notice of Indemnification.  In the event any proceeding shall be threatened or instituted or any claim or demand shall be asserted in respect of which payment may be sought by the Parent or any Parent Representative or by Harbrew New York or any Harbrew New York Representative, against the other, as the case may be (each an “Indemnitee”), under the provisions of this Article X (an “Indemnity Claim”), the Indemnitee shall promptly cause written notice of the assertion of any such Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Parent Representative, who shall be Edd Cockerill, or the Harbrew New York Representative, who shall be Richard DeCicco, as the case may be.  Any notice of an Indemnity Claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, the Parent Representative or Harbrew New York, as the case may be, shall notify the Indemnitee in writing of its intent to contest the indemnification obligation or to accept liability hereunder.

XI. GENERAL PROVISIONS

Section 11.01 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

(a) if to the Parent or Merger Sub, to:

Iconic Brands, Inc. (formerly, Paw Spa, Inc.)
Attn.: Edd Cockerill
1921 Denver West Court
Suite 2022
Golden, Colorado 80401
Tel.: (303) 278-0207

(b) if to HARBREW NEW YORK,

Harbrew Imports Ltd.
Attn.: Richard DeCicco
1174 Route 109
Lindenhurst, New York 11757
Tel.: (631) 991-3174

with a copy to (which shall not constitute notice):

Anslow & Jaclin LLP
Attn:  Eric Stein, Esq.
195 Route 9 South
Manalapan, NJ  07726
Tel.: (732) 409-1212

Section 11.02 Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 11.03 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

Section 11.04 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles. All controversies, claims and matters of difference arising between the parties under this Agreement shall be submitted to binding arbitration in Nevada under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) from time to time in force (to the extent not in conflict with the provisions set forth herein).  This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction.  Notice of the demand for arbitration shall be filed in writing with the other parties to this Agreement and with the AAA.  Once the arbitral tribunal has been constituted in full, a hearing shall be held and an aware rendered as soon as practicable.  The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and the parties are not making progress toward a resolution.   In no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable contractual or other statutes of limitations.  The parties shall have reasonable discovery rights as determined by the arbitration.  The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.  The decision of the arbitrators shall be rendered in writing and shall state the manner in which the fees and expenses of the arbitrators shall be borne.

Section 11.05 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.06 Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.07 Counterparts.  This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

Section 11.08 Time.  Time is of the essence in the performance of the parties respective obligations herein contained.

Section 11.09 Recitals, Disclosure Schedules and Exhibits.  The Recitals, Disclosure Schedules and Exhibits to this Agreement are incorporated herein, by this reference, made a part hereof as if fully set forth herein.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Iconic Brands, Inc. (formerly, Paw Spa, Inc.)

/s/
Name:  Edd Cockerill
Title: Chief Executive Officer

Paw Spa Acquisition, Inc.

/s/
Name:   Edd Cockerill
Title:  Chief Executive Officer

Harbew Imports Ltd. Corp., a Florida corporation

/s/
Name:  Richard J. DeCicco
Title:  Chief Executive Officer

Harbew Imports, Ltd., a New York corporation

/s/
Name:  Richard J. DeCicco
Title:  Chief Executive Officer